UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Matrix Service Company

(Name of Registrant as Specified in Its Charter)

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SUPPLEMENT TO THE PROXY STATEMENT DATED SEPTEMBER 24, 2025,
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 4, 2025

This supplement, dated October 21, 2025 (this “Supplement”), supplements the Definitive Proxy Statement on Schedule 14A filed by Matrix Service Company (“we” or the “Company”) with the Securities and Exchange Commission (the “SEC”) on September 24, 2025 (as supplemented by the Supplements to the Proxy Statement filed by the Company with the SEC on September 29, 2025 and October 15, 2025, the “Proxy Statement”) in connection with the Company’s 2025 Annual Meeting of Stockholders scheduled to be held on November 4, 2025 at 10:00 a.m., Central Time (the “Annual Meeting”).

The Proxy Statement requests that the Company’s stockholders consider and vote upon a number of proposals, including Proposal 5 (Approval of the Third Amendment to the Matrix Service Company 2020 Stock and Incentive Compensation Plan) to increase the number of shares of the Company’s common stock available for issuance under the Matrix Service Company 2020 Stock and Incentive Plan (the “2020 Plan”) by 1,025,000 shares (the 2020 Plan, as proposed to be amended by Proposal 5, the “Amended 2020 Plan”).

Glass, Lewis & Co., LLC has recommended a vote FOR Proposal 5. Another advisory firm, Institutional Shareholder Services Inc. (“ISS”), has recommended a vote against Proposal 5, primarily due its view that the cost of the Amended 2020 Plan is excessive. As explained below, we respectfully disagree with ISS’s view, and we strongly encourage our stockholders to vote FOR Proposal 5.

ISS overestimated the cost of the Amended 2020 Plan by assuming that the performance goal for all outstanding performance share unit awards will be achieved at the maximum level possible.

The Company has granted performance share unit awards (“PSUs”), which are eligible to vest at between 0% and 200% of the target number of PSUs, based on the level of achievement of a relative Total Shareholder Return (“TSR”) performance goal. ISS calculated the cost of the Amended 2020 Plan by assuming that the relative TSR performance goal for all outstanding PSUs will be achieved at the maximum level (i.e., 200% of target), which would result in the issuance of 2,754,298 shares. This number of shares represents the maximum potential payout of the outstanding PSUs, which is not the expected or most likely outcome. In fact, actual performance achieved for the PSUs in the prior three years was 109% in August 2025, 28.25% in August 2024, and 0% in August 2023.

In our view, the target level represents a more realistic estimate of the level of performance that is likely to be achieved for the outstanding PSUs and, therefore, provides a more accurate assessment of the potential cost of Proposal 5.

Our equity burn rate is reasonable.

Over the last three years, based on the actual vesting of PSUs, we have maintained an average value-adjusted burn rate of 1.47% of shares outstanding per year, which is nearly 20% below the ISS industry burn rate cap. This burn rate reflects a measured and disciplined approach to share usage.

The Amended 2020 Plan would provide for a reasonable duration of grants.

If Proposal 5 is approved, the shares available under the Amended 2020 Plan, including the new shares requested, are expected to support grant activity for approximately two years. We believe that this is a reasonable duration that allows for long-term planning while avoiding the need for annual share requests, which are administratively burdensome for both stockholders and the Company.

We are committed to maintaining sound practices with respect to our equity-based compensation program.

Our equity-based compensation program includes the following features, which are designed to protect our stockholders’ interests and to reflect corporate governance best practices:
•60% of Chief Executive Officer equity awards are performance-based.
•Minimum 1-year vesting on all awards (subject to limited exceptions).
•No dividends or dividend equivalents on unvested awards.
•3-year performance periods for all performance-based awards.
•No repricings or cash buyouts of underwater stock options without stockholder approval.

Our equity incentive plan is critical to our ability to link compensation to creation of value for our stockholders.

The 2020 Plan, as proposed to be amended by Proposal 5, is a critical component of our ability to attract, motivate and retain top talent, and to align the interests of executive officers and employees with those of long-term stockholders. Our equity awards are the primary vehicle through which we deliver long-term incentive compensation, particularly given our disciplined pay-for-performance culture. This is evidenced by a multi-year history of our annual bonus program paying out at or below threshold, further reinforcing the importance of equity-based compensation as the key link between pay and stockholder value creation.

If we are not able to grant equity awards, we may need to grant additional cash compensation.

If Proposal 5 is not approved by our stockholders, the 2020 Plan will remain in effect in its current form, and we will continue to grant awards under the plan until our share reserve is exhausted, which could occur as soon as August 2026, based on current expected equity grant practices (though the share reserve could last longer, depending on our future equity grant practices, which we cannot predict with certainty). Once we are unable to grant equity awards, we may need to rely on additional cash compensation, which would reduce our cash resources that would otherwise be available for other business initiatives and would decrease the alignment of the interests of our executive officers and employees with those of our stockholders. We believe that the additional 1,025,000 shares requested will allow us to continue to attract, motivate and retain the talent required to achieve our business goals.

For the reasons above, the Board of Directors of the Company unanimously recommends that stockholders vote “FOR” approval of the Third Amendment to the 2020 Stock and Incentive Compensation Plan and the material terms thereof.

Except as described in this Supplement, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. Additional information on how to vote your shares, attend the Annual Meeting or change or revoke your proxy is contained in the Proxy Statement beginning on page 1 under the heading “Solicitation and Revocation of Proxies.”

This Supplement should be read together with the Proxy Statement. If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote.
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